Exhibit 3.1

AMENDMENT TO
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK
OF
IDI, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, it is hereby certified that:

WHEREAS, the name of the Company is IDI, Inc., a Delaware corporation (File Number 5713842) (the “Company”);

WHEREAS, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Non-voting Convertible Preferred Stock on March 20, 2015, in the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”); and

WHEREAS, pursuant to the authority conferred by the Certificate of Designation upon the holders of a majority of the outstanding Series A Non-voting Convertible Preferred Stock (collectively, the “Majority Holders”), voting as a class, the Majority Holders adopted a resolution to amend Sections 6 (a) and 6 (b) of the Certificate of Designation.

NOW, THEREFORE, BE IT RESOLVED, that Majority Holders deem it advisable to, and hereby do, amend the Certificate of Designation, as follows:

Section 6. Conversion.

(a) Conversion. Subject to the provisions of this Section 6, each share of Preferred Stock shall automatically convert to Common Stock immediately on March 11, 2016 (the “Conversion Date”), without any further action on the part of the Company or any Holder.

(b) Conversion Ratio. The number of validly issued, fully paid and nonassessable shares of Common Stock issuable upon conversion of each share of Preferred Stock shall be equal to the product obtained by multiplying each such share of Preferred Stock being converted by one (the “Conversion Ratio”).

RESOLVED, Except as hereby amended, the Certificate of Designation of the Company shall remain in full force and effect.

RESOLVED, This amendment shall be effective on March 11, 2016 at 8:30 AM EST.

[Signature on next page.]

IN WITNESS WHEREOF, this Amendment to Certificate of Designation has been executed by a duly authorized officer of the Company as of this 11th day of March, 2016.

COMPANY:

IDI, INC.

By: /s/ Derek Dubner
Name: Derek Dubner
Title: Chief Executive Officer